UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2013

Great Lakes Dredge & Dock Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33225	20-5336063
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

2122 York Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On March 14, 2013 Great Lakes Dredge & Dock Corporation (the “Company”) issued an earnings release announcing its financial results for the three and twelve months ended December 31, 2012, and announcing a conference call and webcast to be held at 8:00 a.m. (C.D.T.) on Friday, March 15, 2013 to discuss these results. A copy of the earnings release is furnished as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 2.02 and Exhibit 99.1 are furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended or incorporated by reference in any filings under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 12, 2013, the Audit Committee of the Company’s Board of Directors concluded that the Company will restate its condensed, consolidated interim financial statements for the periods ended September 30, 2012 and June 30, 2012 via the filing of amended Quarterly Reports on Form 10-Q for such periods. As a result, the Company’s previously issued financial statements for these periods should no longer be relied upon. The Audit Committee has discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

During the preparation of its year-end financial statements, the Company identified instances in its demolition segment where revenue was recognized in a manner not consistent with the Company’s accounting policy. The Company’s policy regarding pending change orders is to immediately recognize the costs but defer the recognition of the related revenue until the recovery is probable and collectability is reasonably assured. Certain pending change orders where client acceptance has not been finalized were included as revenue. After a review, the Company concluded 2012 second and third quarter demolition segment revenues were overstated by $3.9 million and $4.3 million, respectively.

The Company has determined that there was a failure of internal controls to detect or prevent misstatements in the financial statements and that such misstatements are material to the Company’s results of operations for the quarterly and year-to-date periods ended June 30, 2012 and September 30, 2012, but not to any prior interim or annual period. Therefore, the Company will restate its condensed consolidated interim financial statements via the filing of amended Quarterly Reports on Form 10-Q for the periods ended June 30, 2012 and September 30, 2012 prior to filing its annual audited financial statements with the Form 10-K. These amended Quarterly Reports will reflect the conclusion regarding 2012 second and third quarter demolition segment revenues described above and will also include adjustments to dredging operating income to record $1.3 million and $0.9 million, respectively, of expenses previously capitalized and incurred in the preparation of vessels for the Wheatstone Australia LNG project.

Management’s review and assessment of the Company’s disclosure controls and procedures and management’s evaluation of the Company’s internal control over financial reporting, which is ongoing, has identified a material weakness. A “material weakness” is a deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Management is in the process of completing the year-end and restated interim financial statements and assessing matters relating to the effectiveness of the Company’s internal control over financial reporting. Management is also in the process of determining the steps necessary to remediate any material weakness, and recommending to the Audit Committee of the Company’s Board of Directors the corrective actions that the Company could take in connection with the remediation efforts.

Management is working to complete the additional procedures necessary to file the Form 10-K as soon as practicable, but no later than Friday, March 29, 2013.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers and Other Events.

(b) On March 14, 2013, the Company announced the departure of Bruce Biemeck, President and Chief Operating Officer of the Company, effective as of March 13, 2013. Consistent with the terms of Mr. Biemeck’s previously disclosed Employment Agreement with the Company dated September 7, 2010, he will receive a separation agreement that provides compensation consistent with a not for cause termination of employment.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished herewith:

99.1	Earnings Release of Great Lakes Dredge & Dock Corporation dated March 14, 2013 announcing financial results for the three and twelve months ended December 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES DREDGE & DOCK CORPORATION

Date: March 14, 2013	/s/ William S. Steckel
William S. Steckel
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Earnings Release of Great Lakes Dredge & Dock Corporation dated March 14, 2013 announcing financial results for the three and twelve months ended December 31, 2012.